Appvion Reports First Quarter 2014 Results

APPLETON, Wis., May 5, 2014 /PRNewswire/ --

  Net sales of $203.8 million down 3.3% compared to first quarter 2013
  Net sales for Encapsys® up 10.7%; net sales to external customers up 21.2% and shipments up approximately 5%
  Net sales of thermal papers down 6.3%; shipments down approximately 5%
  Net sales of carbonless papers down 1.9%; shipments up approximately 2%
  Net income of $2.0 million was essentially flat compared to first quarter 2013

Appvion's first quarter 2014 net sales of $203.8 million decreased 3.3% compared to first quarter 2013. Encapsys net sales increased $1.4 million, or 10.7%, while sales to external customers rose 21.2% on a volume increase of approximately 5%. Thermal papers net sales of $105.5 million were $7.1 million lower than first quarter 2013 on a volume decline of approximately 5%. Carbonless papers net sales of $88.0 million were 1.9% lower than prior year, while volume rose approximately 2%.

Appvion reported first quarter 2014 operating income of $14.5 million compared to operating income of $17.9 million during first quarter 2013. The current quarter was negatively impacted by unfavorable product pricing and mix, higher selling, general and administrative (SG&A) expenses, including increased compensation and benefits costs, as well as increased utilities and raw materials costs, especially natural gas. Prior year results included $2.0 million of Domtar base paper transition costs and $0.4 million of thermal assets start-up costs.

Solid performance from Encapsys; paper segment delivers mixed results
Mark Richards, Appvion's chairman, president and chief executive officer, said the Encapsys division delivered a solid performance during first quarter 2014. EBITDA for Encapsys grew nearly 20% compared to first quarter 2013.

Net sales and volume for the Company's thermal papers business declined approximately 6% and 5%, respectively, compared to first quarter 2013. Richards said the declines are the result of reduced demand and lower average selling prices for the Company's thermal receipt paper. "In the first quarter of last year, our customers' reaction to the anticipated departure of a large competitor from the U.S. thermal receipt paper market drove robust sales of our receipt paper," Richards said. "Since then, market demand and pricing have returned to historical levels." Richards added that Appvion's thermal tag, label and entertainment (TLE) product volume grew more than 10% compared to first quarter 2013.

Carbonless volume grew approximately 2% compared to first quarter 2013 as a result of gains made in carbonless rolls and other specialty products. Volume increases were offset by unfavorable sales mix and Canadian exchange rates during first quarter 2014.

Richards also noted the financial impact to the Company from adverse weather conditions affecting much of the United States, during first quarter 2014, was approximately $2 million. That cost was the result of delayed shipments of raw materials to the Company and increased spending on energy. However, improved manufacturing performance, especially by the carbonless papers segment, helped to offset most of those weather-related costs.

First Quarter Business Unit Results (dollars in millions):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	March 30, 2014	March 31, 2013	March 30, 2014	March 31, 2013

Encapsys	$ 14.5	$ 13.1	$ 4.0	$ 3.4
Thermal Papers	105.5	112.6	3.7	6.4
Carbonless Papers	88.0	89.7	9.2	10.8
Other (Unallocated)	--	--	(1.8)	(2.0)
Intersegment (a)	(4.2)	(4.6)	(0.6)	(0.7)
	$ 203.8	$ 210.8	$ 14.5	$ 17.9

(a)	Represents the portion of the Encapsys segment relating to microencapsulated products provided internally for the production of carbonless papers.

Encapsys
First quarter 2014 net sales of $14.5 million were 10.7% higher than first quarter 2013 net sales. Sales to external customers were 21.2% higher on increased shipment volumes of approximately 5%. First quarter operating income of $4.0 million was 17.6% higher than first quarter last year. Volume growth and improved product mix was offset slightly by an increase in SG&A expense to support future growth.

Thermal Papers
Current quarter thermal papers net sales of $105.5 million declined 6.3% compared to prior year net sales of $112.6 million. Shipment volumes were approximately 5.0% lower than first quarter 2013. Thermal receipt paper volume was approximately 19% lower than the prior year as demand returned to historical levels, but TLE volume increased more than 10% compared to first quarter 2013. Current year operating income was $3.7 million compared to operating income of $6.4 million in 2013 primarily due to lower pricing and volume for thermal receipt paper, the increased cost of utilities and the impact of other weather-related expenses.

Carbonless Papers
First quarter 2014 carbonless net sales totaled $88.0 million, a decrease of 1.9% from first quarter 2013. Though shipment volumes were approximately 2% higher than in first quarter 2013, due to improved sales of carbonless rolls and specialty products, revenue was negatively impacted by unfavorable sales mix and currency exchange. As a result, operating income for the quarter was $9.2 million compared to operating income of $10.8 million in first quarter 2013. In addition, improved manufacturing operations partially offset cost increases related to persistent, adverse weather conditions.

Other (Unallocated)
Other (unallocated) includes unallocated corporate expenses. Current year expenses of $1.8 million decreased $0.2 million from that of 2013.

Balance Sheet
At the end of first quarter 2014, the Company held cash balances of $2.8 million compared to cash balances of $1.8 million at year-end 2013. Working capital decreased $3.3 million as a result of the Company's ongoing initiative to reduce working capital during 2014. During first quarter 2014, the Company contributed $6.6 million to the pension fund and invested $3.2 million in capital projects. Net debt was $596.9 million compared to $595.3 million at year-end 2013.

Outlook
Richards said the Company expects sales and earnings for Encapsys to improve compared to second quarter 2013 as the Company continues to expand its customer base and support new product introductions for its largest customer. Encapsys has been making strategic additions to its technical staff to support that anticipated growth.

For the balance of 2014, the Company anticipates thermal TLE volumes will continue to grow while thermal receipt volumes should be flat relative to 2013.

Richards said he expects Appvion's carbonless paper sales to continue to decline at the historical market rate of 7% to 10%. However, the segment's performance will benefit from its continued improvement in manufacturing operations, improved product mix, and ongoing expansion of the Company's specialty products portfolio. He also noted that second quarter earnings will reflect the approximately $3 million cost of the annual maintenance shutdown of the Company's pulp and paper mill in Roaring Spring, Pennsylvania.

Richards added that the Company will continue its companywide focus on reducing waste, improving operational performance, driving innovation, and increasing cash flow. He stated the Company's efforts to reduce working capital by $10 - $15 million in 2014 are on target.

Earnings release conference call
Appvion will host a conference call to discuss its first quarter 2014 results on Tuesday, May 6, 2014, at 11:00 a.m. ET. The call will be broadcast live over the Internet. A webcast link and presentation slides will be available in the investor section/events & presentations of the Appvion website at www.appvion.com. The broadcast will also be archived on that same page of the Company website.

About Appvion
Appvion creates product solutions through its development and use of coating formulations, coating applications and Encapsys microencapsulation technology. The Company produces thermal, carbonless and security papers and Encapsys products. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,700 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appvion's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appvion expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appvion's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appvion disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information
Appvion is providing Adjusted Operating Income (Loss) information, which is defined as operating income (loss) of Appvion, determined in accordance with all applicable and effective U.S. generally accepted accounting principles (GAAP), before certain income and expenses and noncash items for the applicable period, as a complement to GAAP results. Appvion is also providing Adjusted EBITDA information, which is defined as net income (loss) of Appvion determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and noncash items for the applicable period, as a complement to GAAP results. Adjusted Operating Income (Loss) and Adjusted EBITDA measures are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted Operating Income (Loss) and Adjusted EBITDA are not considered measures of financial performance under GAAP, and the items excluded from Adjusted Operating Income (Loss) and Adjusted EBITDA are significant components in understanding and assessing Appvion's financial performance. Adjusted Operating Income (Loss) and Adjusted EBITDA should not be considered in isolation or as alternatives to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appvion's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in accompanying tables. Since Adjusted Operating Income (Loss) and Adjusted EBITDA are not measures determined in accordance with GAAP and are susceptible to varying calculations, Adjusted Operating Income (Loss) and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1
Appvion, Inc. Consolidated Statements of Operations (dollars in millions) (unaudited)

	For the Three Months Ended	For the Three Months Ended
	March 30, 2014	March 31, 2013

Net sales	$ 203.8	$ 210.8
Cost of sales	157.5	162.6

Gross profit	46.3	48.2

Selling, general and administrative expenses	31.8	30.3

Operating income	14.5	17.9

Other expense
Interest expense, net	12.3	15.0
Foreign exchange loss	0.1	0.7

Income before income taxes	2.1	2.2

Provision for income taxes	0.1	0.1

Net income	$ 2.0	$ 2.1

Other Financial Data:

Depreciation and amortization	$ 7.4	$ 7.5

Table 2
Appvion, Inc.
Consolidated Balance Sheets
(dollars in thousands) (unaudited)

	March 30, 2014	December 28, 2013

Cash and cash equivalents	$ 2.8	$ 1.8
Accounts receivable	81.8	75.9
Inventories	97.6	92.3
Other current assets	63.4	65.4
Total current assets	245.6	235.4

Property, plant and equipment, net	242.8	245.2

Other long-term assets	66.4	66.9

Total assets	$ 554.8	$ 547.5

Accounts payable	$ 67.8	$ 61.4
Other current liabilities	117. 9	108.8
Total current liabilities	185.7	170.2

Long-term debt	588.0	592.4

Other long-term liabilities	127.8	133.0

Total equity	(346.7)	(348.1)

Total liabilities & equity	$ 554.8	$ 547.5

Table 3
Appvion, Inc.
Adjusted EBITDA
(dollars in millions) (unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 30, 2014	March 31, 2013

Net income	$ 2.0	$ 2.1

Add:
Interest expense, net	12.3	15.0
Provision for income taxes	0.1	0.1
Depreciation	6.8	6.9
Amortization	0.6	0.6
Foreign exchange loss	0.1	0.7

EBITDA	21.9	25.4

Papermaking cessation costs, Domtar transition	--	2.0
Thermal capacity start-up costs	--	0.4
ESOP contributions and issuances	0.6	0.7

Adjusted EBITDA	$ 22.5	$ 28.5

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CONTACT: Bill Van Den Brandt, Senior Manager, Corporate Communications, 920-991-8613, bvandenbrandt@appvion.com